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(MEXICAN RESTAURANTS, INC. LOGO)


FOR IMMEDIATE RELEASE

Contact:  Mexican Restaurants, Inc.
          Andrew J. Dennard
          (713) 943-7574


                            MEXICAN RESTAURANTS, INC.
                    ANNOUNCES COMMON STOCK REPURCHASE PROGRAM
                                  (NASDAQ:CASA)

Houston, Texas (May 9, 2005) Mexican Restaurants, Inc. (Nasdaq:CASA) announced today that its Board of Directors approved a stock repurchase program. Under this program, Mexican Restaurants could spend up to $1 million over the next 12 months to repurchase outstanding shares of its common stock. The Company has entered into a repurchase plan designed to comply with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934 under which an agent appointed by the Company will determine the time, amount, and price at which purchases of common stock will be made, subject to certain parameters established in advance by the Company.

"We believe that the stock repurchase program represents the confidence that our Board of Directors and management have in our business, strategy and future. Additionally, we believe that the stock repurchase represents an attractive and appropriate investment which will enhance shareholder value," said Curt Glowacki, Chief Executive Officer.

Mexican Restaurants, Inc. operates and franchises 80 Mexican restaurants. The current system includes 60 Company-operated restaurants, 19 franchisee operated restaurants and one license restaurant.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; the risk of food borne illness; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as "believes", "anticipates", "expects", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company's most recently filed Annual Report and Form 10-K that attempt to advise interested parties of the risks and factors that may affect the Company's business.